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CRACKER BARREL OLD COUNTRY STORE, INC.
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BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
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Item 1: On October 30, 2012, Biglari Holdings Inc. (“Biglari Holdings”) delivered the following article from Restaurant Finance Monitor to Institutional Shareholder Services (“ISS”) in supplement to Biglari Holdings’ presentation materials provided to ISS on October 25, 2012:

Has Biglari Been Good For Cracker Barrel Stock?

By Jonathan Maze, October 30, 2012

In May 2011, Sardar Biglari suddenly took an interest in a sleepy family dining chain out of Nashville. The San Antonio has since then amassed 17.6 percent of Cracker Barrel stock, and is trying to get on the board for the second straight year. The result has been good for the chain’s share price.

How good? Cracker Barrel stock is trading higher than it ever has. Even after coming down some from its all-time high of more than $68 a share earlier this month, it’s still at a level that the company didn’t even see during its late 1990s heyday—this, in spite of an unfavorable market for family dining chains and relatively weak sales growth numbers, not to mention various issues Biglari points out.

The only logical conclusion that a person can make is that Biglari has driven forward the stock, which is up nearly 60 percent since last October. Indeed, just look at the following chart:

Biglari, whose Biglari Holdings owns Steak N Shake, has clearly had an impact. Much of the discussion on this site has focused on an indirect impact on the stock. Facing its second proxy fight in two years, Cracker Barrel has overhauled its board, changed its management and made numerous other changes to its business, which has had a positive impact on the company’s financials and its sales numbers. It’s a more dynamic company now than it was 19 months ago, and it’s doubtful much of it would have happened if Cracker Barrel didn’t have an activist investor breathing down its neck.

But little attention has been paid to Biglari’s impact on the market for Cracker Barrel stock. Last year, Biglari bought up nearly 10 percent of the company’s stock. Then he lost his first effort to gain a seat on the board. Instead of selling his stock and going away, he kept on buying, even at a price considerably higher than what his company paid for it last year. Biglari Holdings now controls more than 4 million shares.

Simple law of supply and demand suggests that, by taking nearly one-fifth of Cracker Barrel’s stock off the market, the price for those shares has gone up more than it would otherwise.

Biglari is clearly banking on the prospect that shareholders will view him as a key element in the company’s stock price increase and therefore reward him with two board seats. We also wonder whether some shareholders will put Biglari on the board out of fear of what would happen should he lose his second straight proxy.

It seems unlikely Biglari would try a third straight proxy—two straight contested proxies is rare as it is. While Biglari has said publicly that his company is a Cracker Barrel shareholder for the long-term, it seems unlikely to us that he would tolerate the outsider activist role. That means the most likely scenario following a Biglari loss would be a sale of his stock—and suddenly all of these advantages would go away as the market gets flooded with shares.